EXHIBIT 21.1

SUBSIDIARIES

Name	Location	Doing Business as

Energy Focus LED Solutions, LLC	Nashville, Tennessee	Energy Focus LED Solutions, LLC

Crescent Lighting, Ltd	Thatcham, Berkshire, United Kingdom	Crescent Lighting Limited